EXHIBIT 10.31
By Email and Overnight Delivery

December 4, 2018

Mr. Donald H. Foley

Re: PAR Technology Corporation

Don:

This will summarize the terms of our mutual agreement concerning your decision to terminate your employment with PAR Technology Corporation (the “Company”) and resign as Chief Executive Officer and President of the Company and as President of ParTech, Inc. and certain other affiliated entities effective end of business today, December 4, 2018.

By way of background, you have informed the Company of your decision to terminate your employment with the Company and to resign as its CEO and President and as President of certain of its affiliated entities effective end of business today, December 4, 2018 On such date you also resigned as a Director of the Company and from all other offices and/or positions held by you at or with the Company or any of its affiliated entities. . You agreed, in connection with your resignation, to provide the Company with an effective general release in the form attached to this Letter as Annex A (the “Release”) in consideration of (“Separation Payments”):

(a)    the Company’s agreement to pay you your unpaid base salary for the fiscal year ending December 31, 2018 (as set forth in your employment offer letter dated April 11, 2018, effective April 12, 2018, as amended August 7, 2018), in accordance with the Company’s normal payroll cycle;

(b)    the Company’s agreement to pay you, to the extent earned, your short-term incentive bonus for the fiscal year ending December 31, 2018; and

(c)    the Company’s amendment of the Grant Notice - Option Award and Option Award Agreement (collectively, the “Option Agreement”) - delivered in August 2018, reflective of an August 13, 2018 grant of a non-qualified stock option for 7,333 shares of the Company’s common stock (the “Option”) - to: accelerate the vesting of 33.33% of the shares subject to the Option to December 4, 2018. Such amendment in the form attached to this Letter as Annex B.

Your Release will be deemed “effective” upon the expiration of the Revocation Period (as that term is defined in Section 16 of the Release); provided you do not exercise your right to revoke your Release during the Revocation Period. In the event you do revoke your Release, the above consideration shall terminate. Whether or not you sign the Release:

Vacation. You will be paid your earned, unused vacation (if any).

Medical, Dental and/or Vision Insurance. Your medical, dental and/or vision insurance will continue through December 31, 2018. You will be offered the opportunity to elect continuation coverage under the Company’s group medical plan(s) (“COBRA coverage”). The existence and duration of your rights and/or the COBRA rights of any of your eligible dependents will be determined in accordance with Section 4980B of the Internal Revenue Code. You will separately receive a COBRA coverage notice from Lifetime Benefit Solutions, which will include a COBRA election form.

Life Insurance. Group Life insurance coverage with The Hartford Life Insurance Company will cease on December 4, 2018. You have 31 days after your group life coverage ends to convert to a personal policy. If you choose to convert to a personal policy within this 31-day period, The Hartford will not require proof of insurability. The form for exercising your conversion rights is enclosed.

Disability Insurance. Disability Insurance coverage will cease on December 4, 2018.

Retirement Program. Information regarding your distribution rights with respect to your vested benefits under the PAR Retirement Plan will be sent to you from the Retirement Plan Administrator.

All payments made to you under this Letter and/or the Release will have all applicable federal, state, and/or local tax withholding, F.I.C.A., and any other applicable deductions or other taxes withheld or subtracted therefrom as required by law. To the extent that there may be tax consequences related to such payments, you are solely responsible.

Separately, and in addition to the Release and the consideration paid therefore, the Company and you will enter into a consulting services agreement in substantially the form attached to this Letter as Annex C (the “Consulting Agreement”). In consideration for the consulting services provided by you under the Consulting Agreement, you will continue as a “Participant” under the Grant Notice - Restricted Stock Award and Restricted Stock Award Agreement delivered to you in August 2018, reflective of an August 13, 2018 grant date of 5,055 shares of restricted stock, as amended to: change the Vesting Date of the 33.33% performance-vesting shares of Restricted Stock linked to the Performance Year ending December 31, 2018, to December 31, 2018; and (b) cancel the performance-vesting shares linked to the Performance Years ending December 31, 2019 and December 31, 2020. Such amendment in the form attached to this Letter as Annex D.

Except as expressly amended by the Release, you acknowledge and agree that all of the terms and provisions of the Non-Disclosure; Non-Solicitation Agreement dated April 11, 2018 (the “NDA”) remain in full force and effect. A copy of the NDA is attached to this Letter.

Please contact me if you have any questions, including about this Letter or the Release.
PAR Technology Corporation

/s/Darla Haas
Darla Haas, Chief Human Resources Officer

Acknowledged and agreed this 4 day of December 2018: /s/ Donald H. Foley
Donald H. Foley